Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2008

•	First Quarter 2008 Revenue:	$878 million; up 10%
•	First Quarter 2008 Operating Income:	$72 million; down 10%
•	First Quarter 2008 EPS:	28 cents vs. 30 cents

LOWELL, ARKANSAS, April 14, 2008 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2008 net earnings of $36.4 million, or diluted earnings per share of 28 cents vs. 2007 first quarter earnings of $44.2 million, or 30 cents per diluted share.

Total operating revenue for the current quarter was $878 million, a 10% increase over the $797 million for the first quarter 2007.  The increase in operating revenue was partially attributable to higher Intermodal volumes and significant growth in our Integrated Capacity Solutions (ICS) segment, which more than offset a reduction of revenue in our Truck segment. The significant decline in this random, truckload business was primarily due to our actions to reduce the size of the applicable tractor fleet and weaker demand.  Revenue in our Dedicated segment was up slightly in the current quarter vs. the comparable period 2007.  Significantly higher fuel surcharge revenues in the current quarter vs. the same period 2007, also increased revenue.   Current quarter operating revenue, excluding fuel surcharges, increased 3% over the first quarter 2007.

Operating income for the current quarter declined to $72.1 million vs. $80.4 million for the first quarter 2007.  This decline was primarily due to an $11.5 million decline in our Truck segment operating income.  Net earnings declined in the current quarter vs. 2007 due to lower operating income and an increase in net interest expense.  Diluted earnings per share for the current quarter reflect an approximate 13% reduction in diluted shares outstanding, related to our purchases of company stock during 2007.  Total debt was $865 million at March 31, 2008 vs. $449 million at March 31, 2007.  The proceeds from these increased borrowings were used primarily for purchases of company stock.

“Given the unprecedented rise in fuel prices during the first quarter 2008 and extreme weakness in freight demand in our Truck segment, we are actually quite pleased with the relative performance of our Company.  In what may be recorded as the worst freight recession in a long time, our diversified transportation model of providing excellent service and value creation to our customers has held up exceptionally well.  We continue to move further away from an asset-heavy truckload model to a more variable cost structure, which should produce free-cash flow and feature transportation services that reflect our competitive advantages,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	First Quarter 2008 Segment Revenue:	$437 million; up 23%
•	First Quarter 2008 Operating Income:	$51.8 million; up 11%

JBI results for the first quarter continue to show improvement in spite of a challenging economy and tough year over year comparable results.  Intermodal load growth was up 19% with continued strong growth in the short haul lanes as shippers continue to seek alternatives to the high cost of fuel.  Current quarter revenue growth over the first quarter 2007 was 14%, excluding fuel surcharge revenue.

Operating income was up $5.3 million over the comparable quarter.  Driver productivity and container productivity measurements showed continued improvement.  Current quarter dray costs were slightly higher due to driver wage and fuel increases.  In addition, lane and customer mix changes drove rail empty moves slightly higher and the higher cost of fuel also increased dray and purchased transportation expenses.  JBI took delivery of more than 600 new containers and chassis in the current quarter, as well as more than 80 additional tractors to support new growth that is anticipated later this year.

Dedicated Contract Services (DCS)

•	First Quarter 2008 Segment Revenue:	$228 million; up 2%
•	First Quarter 2008 Operating Income:	$18.3 million; down 17%

DCS revenue grew 2% vs. the first quarter last year.  Excluding the effect of fuel surcharges, revenue declined 4%.  This decline was driven primarily by a 367 unit reduction in the average truck fleet, compared to the first quarter 2007.  Partially offsetting this decline in fleet size was a 3% increase in revenue per truck per week, excluding the effect of fuel surcharges.  The decline in the segment’s truck count reflected reductions in fleets that provide more generic dedicated business.  We also experienced reduced truck counts at existing fleets in response to changes in our customers’ business demand.

Operating income declined $3.6 million and the operating ratio increased 180 basis points to 92.0%.  Measured as a percent of gross revenue, operating expenses were generally in line with the same period last year, except for the cost of fuel.  We have fuel surcharge programs in place at the majority of our accounts that allow us to substantially recover increases in the cost of fuel.  However, there is a timing lag between when the cost is incurred and when it is recovered from our customer.  In periods of rapidly rising fuel costs, this lag can create unfavorable comparisons with periods of more stable costs, as experienced in the first quarter 2007.

Truck (JBT)

•	First Quarter 2008 Segment Revenue:	$185 million; down 14%
•	First Quarter 2008 Operating Income:	$(.05) million; down 100%

JBT revenue declined 14%, primarily due to a 16% reduction in loads, compared to first quarter 2007.  Current quarter revenue declined 20%, excluding fuel surcharges.  We have continued to right-size our random tractor fleet, which has resulted in a 22% reduction of our fleet size, compared to the tractor counts at the end of the first quarter 2007.  In total, we have reduced our fleet by 1,149 tractors compared to the end of the first quarter a year ago.  During the current quarter we made progress selling the JBT segment revenue equipment that was held for sale at December 31, 2007.  The continued reduction in the number of tractors in this segment is based on our assessment of longer term demand, with the ultimate goal for JBT to be a fleet that is right-sized in relation to customers’ needs, price elasticity and return on investment.  Overall, JBT’s rate per loaded mile, excluding fuel surcharges, decreased 0.5% during the current quarter, compared to the prior year period.

The division continues to be challenged by a depressed freight economy, compounded by a steep rise in fuel prices.  As fuel made it’s climb of almost $0.70 per gallon, to nearly $4.00, between mid-February and the end of March, this year, customer fuel surcharges were constantly lagging fuel cost increases.  Higher fuel costs, net of fuel surcharge revenues, reduced JBT operating income by approximately $5.7 million, compared to the first quarter last year.

Integrated Capacity Solutions (ICS)

•	First Quarter 2008 Segment Revenue:	$37 million; up 189%
•	First Quarter 2008 Operating Income:	$2.0 million; up 308%

Current quarter segment revenue increased 189% from the first quarter 2007.  We continued to see steady revenue growth from new and existing customers, with revenues increasing 4% from the fourth quarter 2007.  Current quarter net operating revenue (gross revenue less purchased transportation) increased 227% year over year.  Growth was driven by both increased margins and increased volumes.

Operating expenses increased 200% over the first quarter 2007, primarily due to employee growth throughout 2007.  Year over year employee growth increased 130% from 2007.  We continued to grow our workforce during the first quarter 2008, in anticipation of, and ahead of, continued growth in the segment, with average employees growing 23% from the fourth quarter 2007.  As a percentage of net operating revenue, operating expenses decreased to 69% in the first quarter 2008 from 75% in the first quarter 2007.  Our third party carrier base grew 24% during the current quarter to over 10,500 carriers by quarter-end.

Cash Flow and Capitalization:

At March 31, 2008, we had cash and cash equivalents of $16.2 million.  During 2007 we completed all stock purchases previously authorized by our Board of Directors.  We reduced our total debt to $865 million at March 31, 2008 from $913 million at December 31, 2007.  In addition, our net capital expenditures for the current quarter approximated $60 million, primarily for the acquisition of new containers and chassis for our Intermodal business segment.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2007. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$724,170		$706,472
Fuel surcharge revenues	154,213		90,979
Total operating revenues	878,383	100.0%	797,451	100.0%

Operating expenses
Rents and purchased transportation	330,676	37.6%	266,510	33.4%
Salaries, wages and employee benefits	213,635	24.3%	219,225	27.5%
Fuel and fuel taxes	134,001	15.3%	105,045	13.2%
Depreciation and amortization	50,539	5.8%	49,520	6.2%
Operating supplies and expenses	36,797	4.2%	36,561	4.6%
Insurance and claims	17,802	2.0%	17,303	2.2%
Operating taxes and licenses	8,053	0.9%	8,379	1.1%
General and administrative expenses, net of gains	9,531	1.1%	9,076	1.1%
Communication and utilities	5,294	0.6%	5,433	0.7%
Total operating expenses	806,328	91.8%	717,052	89.9%
Operating income	72,055	8.2%	80,399	10.1%
Net interest expense	11,506	1.3%	7,355	0.9%
Equity in loss of associated companies	855	0.1%	515	0.1%
Earnings before income taxes	59,694	6.8%	72,529	9.1%
Income taxes	23,281	2.7%	28,359	3.6%
Net earnings	$36,413	4.1%	$44,170	5.5%
Average diluted shares outstanding	127,914		146,474
Diluted earnings per share	$0.28		$0.30

Financial Information By Segment

(unaudited)

	Three Months Ended March 31
	2008		2007
	Dollar		Dollar
	Amounts	% Of	Amounts	% Of
	(000)	Total	(000)	Total

Revenue
Intermodal	$436,804	50%	$354,320	44%
Dedicated	228,356	26%	224,287	28%
Truck	184,983	21%	214,312	27%
Integrated Capacity Solutions	37,493	4%	12,977	2%
Subtotal	887,636	101%	805,896	101%
Intersegment eliminations	(9,253)	(1)%	(8,445)	(1)%
Consolidated revenue	$878,383	100%	$797,451	100%

Operating income
Intermodal	$51,842	72%	$46,562	58%
Dedicated	18,322	25%	21,966	27%
Truck	(46)	(0)%	11,425	14%
Integrated Capacity Solutions	1,951	3%	478	1%
Other (1)	(14)	(0)%	(32)	(0)%
Operating income	$72,055	100%	$80,399	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended March 31
	2008	2007

Intermodal (JBI)

Loads	191,020	160,858
Average length of haul	1,879	1,954
Revenue per load	$2,287	$2,203
Average tractors during the period *	1,834	1,573

Tractors (end of period)
Company-owned	1,879	1,565
Independent contractor	6	16
Total tractors	1,885	1,581

Containers (end of period)	34,190	28,648
Average effective trailing equipment usage	32,402	27,987

Dedicated (DCS)

Loads	330,841	337,941
Average length of haul	233	260
Revenue per truck per week**	$3,632	$3,318
Average trucks during the period***	4,897	5,264

Trucks (end of period)
Company-owned	4,631	5,016
Independent contractor	87	120
Customer-owned (DCS-operated)	90	48
Total trucks	4,808	5,184

Trailers (end of period)	8,182	7,044
Average effective trailing equipment usage	13,120	12,926

Truck (JBT)

Loads	170,294	201,738
Average length of haul	492	526
Loaded miles (000)	84,921	107,652
Total miles (000)	96,925	122,471
Average nonpaid empty miles per load	73.0	70.4
Revenue per tractor per week**	$3,443	$3,439
Average tractors during the period *	4,197	5,201

Tractors (end of period)
Company-owned	3,298	4,132
Independent contractor	759	1,074
Subtotal	4,057	5,206

Trailers (end of period)	17,228	19,122
Average effective trailing equipment usage	12,370	13,294

Integrated Capacity Solutions (ICS)

Loads	28,080	8,361

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$16,218	$14,957
Accounts receivable	340,420	330,202
Assets held for sale	33,214	39,747
Prepaid expenses and other	81,805	103,988
Total current assets	471,657	488,894
Property and equipment	2,103,202	2,080,893
Less accumulated depreciation	727,682	722,170
Net property and equipment	1,375,520	1,358,723
Other assets	10,892	15,129
	$1,858,069	$1,862,746

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$164,000	$234,000
Trade accounts payable	189,164	189,987
Claims accruals	18,768	19,402
Accrued payroll	44,120	34,310
Other accrued expenses	20,719	26,663
Deferred income taxes	20,039	20,070
Total current liabilities	456,810	524,432

Long-term debt	701,200	679,100
Other long-term liabilities	36,391	34,453
Deferred income taxes	295,226	281,564
Stockholders’ equity	368,442	343,197
	$1,858,069	$1,862,746

Supplemental Data

(unaudited)

	March 31, 2008	December 31, 2007

Actual shares outstanding at end of period (000)	124,724	124,572

Book value per actual share outstanding at end of period	$2.95	$2.76

	Three Months Ended March 31
	2008	2007

Net cash provided by operating activities (000)	$119,643	$154,195

Net capital expenditures (000)	$60,453	$94,558

Purchases of common stock (000)	$—	$103,371